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                         TAX INDEMNIFICATION AGREEMENT


                                    BETWEEN


                                  SEITEL, INC.


                                      AND

                            EAGLE GEOPHYSICAL, INC.





                          DATED: _______________, 1997
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                                                                EXHIBIT 10.24



                         TAX INDEMNIFICATION AGREEMENT


         This Tax Indemnification Agreement (the "Agreement"), dated as of this ___ day of _________________, 1997, by and between Seitel, Inc. ("Seitel"), a Delaware corporation, and Eagle Geophysical, Inc. ("Eagle"), a Delaware corporation, is entered into in connection with a Master Separation Agreement (the "Separation Agreement") dated as of the ______ day of ____________, 1997, by and between Seitel and Eagle.

         WHEREAS, Seitel and Eagle have entered into the Separation Agreement pursuant to which the ownership of Eagle and the Eagle Businesses will be separated from Seitel and the Seitel Businesses by means of an initial public offering by Eagle of its common stock (the "IPO") pursuant to a Registration Statement (the "IPO Registration Statement") filed by Eagle with the SEC;

         WHEREAS, after the Effective Date it is anticipated that the Seitel Group will own less than 20% Post-Closing of the issued and outstanding shares of Eagle and thereafter neither Eagle nor any of the Eagle Post-Closing Affiliates will file Tax Returns as a member of the Seitel Group; and

         WHEREAS, Seitel and Eagle desire to set forth their agreement on the proper allocation among Seitel and Eagle and their subsidiaries of their respective liabilities for Taxes.

         NOW, THEREFORE, in consideration of their mutual promises, Seitel and Eagle agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

         "Consolidated Group" means the group of corporations that immediately prior to the Effective Date are members of the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Seitel is the common parent.

         "Eagle Pre-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Eagle on or before the Effective Date.

         "Eagle Post-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Eagle after the Effective Date.
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         "Eagle Businesses" means the present and future subsidiaries, divisions and business of any member of Eagle and the Eagle Post-Closing Affiliates.

         "Effective Date" means the date upon which the IPO Registration Statement is declared effective.

         "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, including any related interest or penalties, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service ("IRS"), or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

         "Pre-Closing Straddle Period" is defined in Section 2.04.

         "Representative" means with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.

         "Seitel Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Seitel, other than Eagle or any Eagle Affiliate.

         "Seitel Businesses" means the present and future subsidiaries, divisions and business of any member of the Seitel Group, other than the present and future subsidiaries, divisions and business of Eagle or any Eagle Post-Closing Affiliates. Seitel Businesses shall include all former subsidiaries, divisions and businesses, other than the Eagle Businesses.

         "Seitel Group" means the group of corporations that immediately after the Effective Date are members of the affiliated group of corporations of which Seitel is the common parent (within the meaning of section 1504 of the Code).


         "Straddle Period" is defined in Section 2.04.

         "Tax" or "Taxes" means (A) all forms of taxation, whenever created or imposed, and whenever imposed by a national, municipal, governmental, state, federal or other body, whether domestic or foreign (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding,





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payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Taxing Authority, (B) liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including any liability arising pursuant to Treas. Reg. Section 1.1502-6, or as a result of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of another party, and (C) liability for the payment of any amounts of the type described in (A) as a result of any express or implied obligation to indemnify any other person.

         "Taxing Authority" is defined under the term "Taxes".

         "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

         "Tax Schedule" is defined in Section 2.04.

                                   ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS

         Section 2.01. Income Included. All Tax Returns required to be filed by or on behalf of any member of the Consolidated Group relating to taxable periods ending before or including the Effective Date and filed after the date of this Agreement shall include the income attributable to such taxable periods (including, for Federal income Tax purposes, any deferred income triggered into income by Treas. Reg. Section 1.1502.13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Section 1.1502.19) of Eagle and the Eagle Pre-Closing Affiliates in the Consolidated Group's consolidated Federal income Tax Returns (or under any similar rules applicable to any state, local or other Tax Returns filed on a consolidated basis) for all periods through the Effective Date. The income of Eagle and such Eagle Pre-Closing Affiliates will be apportioned to the period up to and including the Effective date and the period after the Effective Date by closing the books of Eagle and such Eagle Pre-Closing Affiliates as of the end of the Effective Date.

         Section 2.02. Pre-Effective Date Tax Returns. Except as otherwise provided in Section 2.04, Seitel shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or on behalf of any member of the Consolidated Group relating to taxable periods ending before or including the Effective Date. Eagle shall provide Seitel any Tax-related information reasonably requested by Seitel relating to any taxable periods ending on or before the Effective Date.

         Section 2.03. Post-Effective Date Tax Returns. Eagle shall prepare and file, or cause to be prepared and filed, all Tax Returns for Eagle and any Eagle Post-Closing Affiliate for taxable





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periods beginning after the Effective Date. Seitel shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Seitel Group for taxable periods beginning after the Effective Date.

         Section 2.04.  Straddle Period Returns.

                                  (a) Eagle shall prepare and file on a timely
basis any Tax Returns (but not including any Federal income Tax Return) of Eagle and any Eagle Pre-Closing Affiliate for any taxable period beginning before and ending after the Effective Date (a "Straddle Period").

                                  (b)      All other Tax Returns for a Straddle
Period required to be filed by any member of the Consolidated Group other than Eagle or any Eagle Pre-Closing Affiliate shall be prepared and filed by Seitel.


                                  ARTICLE III

                                PAYMENT OF TAXES

         Section 3.01. Taxable Periods Prior to the Effective Date. All Taxes of the Consolidated Group for all taxable periods ending before or including the Effective Date shall be allocated among the members of the Consolidated Group on the basis of the percentage of the total Tax which the Tax of each member, if computed on a separate return basis without giving effect to intercompany income, would bear to the total amount of the Taxes for all members of the Consolidated Group computed on a separate return basis, in accordance with Section 1552(a)(2) of the Code and the Regulations thereunder.

         Section 3.02. Tax Deficiencies and Refunds. If as a result of any audit, amendment or other change in a Tax Return as filed by the Consolidated Group or any member thereof with respect to any taxable period ending before or including the Effective Date, there is an additional amount of Taxes due and payable, or a refund of Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), any such deficiency shall be paid by, and any such refund shall be payable to, Seitel.

         Section 3.03. Foreign Tax Returns and Taxes. Notwithstanding any provision of this Agreement to the contrary, Seitel and Eagle shall be responsible for the filing of the Tax Returns for Seitel and the Seitel Affiliates and for Eagle and the Eagle Post-Closing Affiliates, respectively, for jurisdictions outside the United States that are due with respect to all taxable periods, and shall be responsible for the payment of all Taxes due or payable in connection with each of their respective Tax Returns.

         Section 3.04. Liability for Taxes with Respect to Post-Effective Date Taxable Periods. The Seitel Group shall pay all Taxes of the Seitel Group and shall be entitled to receive and retain all refunds of Taxes of the Seitel Group with respect to taxable periods beginning after the Effective Date which are attributable to the Seitel Businesses. Eagle shall pay all taxes of Eagle and any Eagle Post-Closing Affiliate and shall be entitled to receive and retain all refunds of





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taxes of Eagle and any Eagle Post-Closing Affiliate for all periods beginning after the Effective Date which are attributable to the Eagle Businesses.

         Section 3.05. Straddle Period Payments. Seitel shall be responsible for (and shall pay) any Taxes shown to be due thereon to the extent attributable to the portion of such taxable period ending on and including the Effective Date, and Eagle shall be responsible for the balance of such Taxes due on a Tax Return described in Section 2.04(a). Any Taxes for a Straddle Period with respect to Eagle or any Eagle Pre-Closing Affiliate shall be apportioned based on the actual operations of Eagle and any Eagle Pre-Closing Affiliate during the portion of such period ending on the Effective Date (the "Pre-Closing Straddle Period") and the portion of such period beginning on the date following the Effective Date. For purposes of Section 2.04(a), each portion of such period shall be deemed to be a taxable period. With respect to any Taxes for the Straddle Period described in Section 2.04(a), Eagle shall deliver to Seitel copies of any such Tax Returns prior to the filing thereof in the event that Seitel is responsible for the payment of any Taxes shown to be due thereon and Eagle shall present Seitel with a schedule detailing the computation of the portion, if any, of the Pre-Closing Straddle Period Tax for which Seitel is responsible (the "Tax Schedule"). Within ten (10) business days after Eagle presents Seitel with the Tax Schedule, Seitel shall pay the amount of such Pre-Closing Straddle Period Tax. In the event Seitel disputes Eagle's computation of the Pre-Closing Straddle Period Tax, Seitel shall be relieved of its obligation to pay, in the first instance, any such disputed amount. If upon such resolution it is determined that any of such disputed amount is payable by Seitel and such amount has not been paid by Seitel, then Seitel shall promptly pay to Eagle such amount.

         Section 3.06. Carrybacks. Eagle shall not be entitled to any refund of any Tax obtained by the Consolidated Group (or any member of the Consolidated Group), including any refund obtained as a result of the carryback of losses or credits of Eagle or any Eagle Post-Closing Affiliate from any taxable period beginning after the Effective Date to any taxable period ending before or including the Effective Date. The application of any such carrybacks by Eagle and/or any other current or former member of the Consolidated Group shall be in accordance with the Code and the Treasury Regulations promulgated thereunder. Notwithstanding this Section 3.05, Eagle and any Eagle Post-Closing Affiliate shall have the right, in its sole discretion, to make any election, including the election under Section 172(b)(3) of the Code, which would eliminate or limit the carryback of any loss or credit to any taxable period ending before or including the Effective Date.

         Section 3.07. Retention of Carryovers. Seitel may elect to retain the net operating loss carryovers and capital loss carryovers of Eagle and the Eagle Pre-Closing Affiliates under Treas. Reg. Section 1.1502-20(g). At Seitel's request, Eagle and the Eagle Pre-Closing Affiliates will join with Seitel in filing any necessary elections under Treas. Reg. Section 1.1502-20(g).

         Section 3.08. Post-Closing Elections. At Seitel's request, Eagle and the Eagle Pre-Closing Affiliates shall make and/or join with Seitel in making any Tax elections reasonably requested by Seitel after the Effective Date, if the making of such election does not have a material adverse impact on Eagle or any Eagle Pre-Closing Affiliate for any post-Effective Date Tax period.





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                                   ARTICLE IV

                    COOPERATION AND EXCHANGE OF INFORMATION

         Section 4.01. Cooperation. Eagle shall cooperate (and shall cause any Eagle Post-Closing Affiliate to cooperate) fully at such time and to the extent reasonably requested by Seitel in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder relating to any taxable period ending before or including the Effective Date. Such cooperation shall include, without limitation, (i) the retention and provision on demand of copies of books, records, documentation or other information relating to any such Tax Return until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any such Tax Return, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iii) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

         Section 4.02. Contest Provisions. Seitel shall have full responsibility and discretion in the handling of any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving a Tax Return of the Consolidated Group or the Seitel Group.


                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.01. Tax Indemnification.

         (a) Seitel shall indemnify and hold harmless Eagle and each Eagle Pre-Closing Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant's fee, for any Tax required under this Agreement to be paid by Seitel or any member of the Consolidated Group other than Eagle or an Eagle Pre-Closing Affiliate.

         (b) Eagle shall indemnify and hold harmless Seitel and each member of the Seitel Group from and against any liability, cost or expense, including without limitation, any fine, penalty, interest, charge or accountant's fee, for any Tax required under this Agreement to be paid by Eagle or any Eagle Post-Closing Affiliate.

         Section 5.02. Breach. Seitel shall indemnify and hold harmless Eagle and each Eagle Pre-Closing Affiliate and Eagle shall indemnify and hold harmless each member of the Seitel Group from and against any payment required to be made under this Agreement as a result of the breach





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by a member of the Seitel Group or by Eagle or an Eagle Pre-Closing Affiliate,
as the case may be, of any obligation under this Agreement.

         Section 5.03. Resolution of Certain Disputes.

         (a) Disagreements between Seitel and Eagle with respect to amounts that either claims is owed by the other (or by an Affiliate of the other) under this Agreement, or other matters under this Agreement that are not resolved by mutual agreement, shall be resolved by arbitration pursuant to this Section 5.03.

         (b) Selection of the Arbitrator. Any arbitrator selected pursuant to this Section 5.03(b) shall have at least ten years of experience in the field of corporate taxation, shall be an attorney licensed to practice law in any state of the United States or a certified public accountant licensed to practice in any state of the United States and shall not be or have been employed by or affiliated with either party. The parties shall first attempt to agree on a mutually satisfactory arbitrator. If the parties are unable to agree on a mutually satisfactory arbitrator within 30 days after either party notifies the other in writing of a disagreement requiring arbitration pursuant to this Section 5.03 (15 days in the case of a disagreement with respect to Section 4.01 or Section 4.02), each party shall select an arbitrator. The two arbitrators thus selected shall agree on and select a third arbitrator. If the two arbitrators cannot agree on such third arbitrator within 30 days (15 days in the case of a disagreement with respect to Section 4.01 or Section 4.02), the parties shall each select a different arbitrator and renew the foregoing procedure. If the position of an arbitrator is vacated, the person or persons who originally selected the arbitrator to fill such position shall select a new arbitrator to fill the position, unless the parties agree to continue the arbitration with the remaining arbitrators. When used hereinafter, the term "arbitrator" shall refer to the three arbitrators so selected when appropriate and a decision of a majority of such arbitrators shall constitute a decision by the arbitrator in the appropriate context.

         (c) Arbitration Procedures.

         (1) The arbitration shall be conducted under the auspices of the American Arbitration Association.

         (2) Each party within 30 days after engagement of the arbitrator (15 days in the case of a disagreement with respect to Section 4.01 or Section 4.02) shall submit to the arbitrator a written statement of the party's position (including where relevant the total net amount it asserts is owed by it or is due to it) regarding the total amount in dispute.

         (3) The arbitrator shall base his decision on the following standards. In the case of a factual dispute between the parties, the arbitrator shall make a determination of the correct facts. In the case of a dispute regarding a legal issue, including the proper application of the Tax laws or the proper interpretation of this Agreement, the arbitrator shall make a determination in accordance with his best legal judgment. Upon making determinations with respect to all factual and legal issues in dispute, the arbitrator shall determine the amount due by one party to the other or such other matter with respect to the matter subject to the arbitration. Where relevant, as to each matter in dispute, the arbitrator shall find in favor of the party whose statement submitted pursuant to paragraph (2) above proposed the amount closest to the amount so determined.





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         (4) The arbitrator shall render a written decision stating only the result of such decision as soon as practicable. The arbitrator shall also orally explain the bases of such decision to both parties as soon as practicable. If and only if both parties request, the arbitrator shall state the bases of such decision in writing. Where relevant, as to each matter in dispute, the arbitrator's decision shall be in an amount equal to one of the total amounts asserted by one of the parties in the written statements submitted pursuant to paragraph (2) above. The arbitrator shall not, and is not authorized to, render a decision in any other amount.

         (5) The arbitrator's decision shall be final and binding on the parties. No appeal to any court is contemplated by this Agreement and each party, to the maximum extent permissible by law, waives and relinquishes all rights and entitlements to appeal such decision.

         (6) The arbitrator shall determine a fair allocation of the costs of the arbitration proceeding (including each party's legal fees) as between the parties.

         Section 5.04. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

Seitel at:

         Seitel, Inc.
         50 Briar Hollow Lane West
         7th Floor
         Houston, Texas 77027

         Facsimile:  713/627-1020
         Telephone:  713/881-2875

         Attn:  Chief Financial Officer


Eagle at:

         Eagle Geophysical, Inc.
         50 Briar Hollow Lane West
         6th Floor
         Houston, Texas 77027

         Facsimile:  713/627-1114
         Telephone:  713/881-8998

         Attn:  Chief Financial Officer





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         Section 5.05. Complete Agreement. This Agreement and the applicable provisions of the Separation Agreement constitute the entire agreement of the parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Seitel Group, on the one hand, and Eagle and any Eagle Pre-Closing Affiliate, on the other hand. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control.

         Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas.

         Section 5.07. Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         Section 5.08. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

         Section 5.09. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

         Section 5.10. Expenses. Unless otherwise expressly provided in this Agreement or in the Separation Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement. In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

         Section 5.11. Confidentiality. Each party shall hold and cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the





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provisions of this Section. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.




                                        SEITEL, INC.


                                        By:
                                            ---------------------------------




                                        EAGLE GEOPHYSICAL, INC.


                                        By:
                                            --------------------------------





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